Exhibit 99.1

ProMIS Neurosciences Announces Third Quarter 2026 Financial Results and Reaffirms First Quarter 2027 Topline Data Timing

●	PRECISE-AD Phase 1b clinical trial in Alzheimer’s patients remains on track for unblinded 12-month topline data in the first quarter of 2027, including full safety, biomarker and cognitive outcomes data
●	PMN310 binds selectively to toxic amyloid-beta oligomers, and its IgG1 backbone is designed to promote clearance of toxic oligomers
●	Ivana Rubino, Ph.D., a seasoned Alzheimer’s commercial leader, appointed Chief Commercial Officer
●	Cash of $44.1 million as of September 30, 2026, expected to fund operations through 2027, beyond the anticipated PRECISE-AD topline data readout

Cambridge, Massachusetts, November 12, 2026 (GLOBE NEWSWIRE) -- ProMIS Neurosciences Inc. (Nasdaq: PMN), a clinical-stage biotechnology company focused on the generation and development of antibody therapeutics targeting toxic misfolded proteins in neurodegenerative diseases, today announced its financial results for the quarter ended September 30, 2026, and provided a corporate update.

“The third quarter of 2026 has been productive for ProMIS, following encouraging interim data from our Phase 1b PRECISE-AD trial in Alzheimer’s disease (AD),” said Neil Warma, President and Chief Executive Officer of ProMIS Neurosciences. “Based on data generated to date, we continue to believe PMN310 offers a differentiated approach by selectively targeting the most toxic and destructive form of amyloid-beta, the oligomers. Despite claims of precision targeting, other antibodies have consistently shown binding to multiple forms of amyloid-beta, including plaque, resulting in a significant incidence of ARIA. If PMN310 is able to shift the benefit-risk profile as compared to the existing standard of care, with ARIA rates similar to placebo and, at a minimum, similar efficacy, we believe PMN310 could be positioned to take a leadership position in the treatment not only of early AD patients, but potentially of asymptomatic (preclinical) AD patients.”

“With PRECISE-AD closing out its final stage of patient visits, we look forward to reporting topline data in the first quarter of 2027, which will include safety, biomarker and clinical efficacy measures. PMN310’s Fast Track Designation allows for more frequent engagement with the United States Food and Drug Administration (FDA), and we plan to request a meeting with the agency next year, after the full data set has been analyzed. In parallel, we are advancing development of a subcutaneous formulation of PMN310 and preparing for a registrational study that, subject to FDA feedback, we anticipate initiating toward the end of 2027.”

Corporate Highlights

Alzheimer’s Disease (AD) Program (PMN310) — PRECISE-AD Interim Data and Development Update

●	The Company believes that PMN310 has a differentiated design based on (1) selectivity: in preclinical studies, PMN310 bound toxic amyloid-beta oligomers while avoiding monomers, fibrils and plaque; and (2) antibody structure: an IgG1 backbone, as used by lecanemab and donanemab, intended to support Fc receptor–mediated microglial effector function. Together with the encouraging blinded interim safety observations described below, these features support a distinct clinical hypothesis.
●	At AAIC 2026, ProMIS presented the first human evidence of amyloid-beta oligomer target engagement by PMN310 from its Phase 1a study in healthy volunteers, showing a dose-dependent reduction in detectable amyloid-beta oligomers in cerebrospinal fluid after PMN310 administration.
●	On July 28, 2026, ProMIS reported encouraging blinded six-month interim safety and biomarker results from PRECISE-AD in 136 patients: no ARIA-E as of the data cutoff in any APOE genotype (including 11% APOE4 homozygotes), ARIA-H of 4.4% (all mild and asymptomatic), no drug-related discontinuations or treatment-related serious adverse events, and a decrease from baseline of approximately 15% in plasma pTau217 and 13.3% in CSF MTBR-tau243 in the pooled, blinded population.
●	At topline data, the Company will evaluate the totality of the data for evidence of an improved benefit-risk profile. Encouraging signals would include (1) safety, with ARIA and drug-related adverse event rates comparable to background or placebo; (2) clinical efficacy, with a directional slowing of disease progression versus placebo on iADRS or CDR-SB that is similar to existing therapies at 12 months; and (3) biomarker changes that directionally align with PMN310’s oligomer-targeted mechanism.
●	Development of a subcutaneous formulation is underway to support patient convenience and access, with the intent to incorporate it into the next phase of PMN310 clinical development.

Pipeline Progress and Scientific Presentations

●	PMN267 (ALS): The program targeting misfolded TDP-43 continues to advance the lead humanized monoclonal antibody PMN267 for extracellular administration and an intrabody format for intracellular delivery.
●	PMN442 (Dementia with Lewy Bodies, Parkinson’s Disease, Multiple System Atrophy): PMN442, the Company’s lead candidate for synucleinopathies, was selected based on its selective binding and protective activity against pathogenic forms of alpha-synuclein and has been humanized in a human IgG1 framework for advancement to IND-enabling studies.
●	Vaccine programs: ProMIS has selected several lead vaccine candidates, PMN311, targeting toxic amyloid-beta oligomers in AD; PMN440, targeting pathogenic alpha-synuclein across multiple synucleinopathies; and PMN260, targeting misfolded TDP-43. All vaccines have shown robust immunogenicity in mouse vaccination studies. Recently completed studies in mouse models of synucleinopathy have demonstrated protective activity by PMN440.

Corporate and Investor Activities

●	Appointed Ivana Rubino, Ph.D., a former senior Biogen and Roche executive with more than 15 years of global neuroscience and Alzheimer’s disease leadership experience, as Chief Commercial Officer, effective October 5, 2026. Dr. Rubino will help guide the Company’s regulatory, late-stage development and commercial strategy as it continues to advance PMN310.
●	Management participated in six healthcare investor conferences, including Cantor and H.C. Wainwright. Mr. Warma also participated in the Lausanne XIII Workshop in Lausanne, Switzerland, and marked World Alzheimer’s Day on September 21, 2026, with a Nasdaq interview in New York.

Future Activities and Upcoming Milestones

●	The PRECISE-AD six-month interim data were selected for poster presentation at the 2026 Clinical Trials in Alzheimer’s Disease (CTAD) conference, taking place November 16–19, 2026, in Boston.
●	Abstracts on the PRECISE-AD trial and on the activity of the PMN440 alpha-synuclein vaccine have been selected for platform presentations at the 2027 AD/PD conference.
●	Completion of all PRECISE-AD patient visits, expected in the fourth quarter of 2026.
●	Presentation of unblinded 12-month topline data from PRECISE-AD, anticipated in the first quarter of 2027.

Third Quarter 2026 Financial Highlights

●	Cash Position: Cash was $44.1 million as of September 30, 2026, compared to $6.1 million as of December 31, 2025, reflecting net proceeds of $70.1 million from the Company’s January 2026 private placement.
●	Cash Runway: Based on its current operating plan, the Company expects that its existing cash will be sufficient to fund operating expenses and capital expenditure requirements through 2027, well beyond the anticipated first quarter 2027 PRECISE-AD topline data readout.
●	Research and Development (R&D) Expenses: R&D expenses were $6.7 million for the three months ended September 30, 2026, compared to $9.8 million for the same period in 2025. The 32% decrease was primarily attributable to a $3.6 million decrease in direct PMN310 expenses as PRECISE-AD progressed toward completion of patient visits during 2026, partially offset by increased activity in the ALS and platform programs.
●	General and Administrative (G&A) Expenses: G&A expenses were $1.9 million for the three months ended September 30, 2026, compared to $2.0 million for the same period in 2025. Lower professional and consulting fees were largely offset by higher employee salaries and benefits from additional headcount.
●	Other Income: Other income was $0.5 million for the three months ended September 30, 2026, compared to $0.2 million for the same period in 2025, due to higher interest income on higher cash balances.
●	Net Loss: Net loss was $8.2 million, or $(0.89) per basic and diluted share, for the three months ended September 30, 2026, compared to $11.6 million, or $(5.93) per basic and diluted share, for the same period in 2025. For the nine months ended September 30, 2026, net loss was $28.1 million, or $(3.39) per basic and diluted share, compared to $29.0 million, or $(19.58) per basic and diluted share, for the same period in 2025.

Additional information is available in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, filed with the U.S. Securities and Exchange Commission (SEC) and available at www.sec.gov and on SEDAR+ at www.sedarplus.ca.

About ProMIS Neurosciences Inc.

ProMIS Neurosciences is a clinical-stage biotechnology company committed to the discovery and development of therapeutic antibodies and vaccines selective for toxic oligomers associated with the development and progression of neurodegenerative and other misfolded protein diseases. The Company’s proprietary target discovery engine, EpiSelect™, has been shown to predict novel targets known as Disease Specific Epitopes (DSEs) on the molecular surface of misfolded proteins that cause neurodegenerative and other misfolded protein diseases, including Alzheimer’s disease (AD), amyotrophic lateral sclerosis (ALS), frontotemporal dementia (FTD), multiple system atrophy (MSA), and Parkinson’s disease (PD). ProMIS has offices in Cambridge, Massachusetts (USA) and Toronto, Ontario (CAN).

About PMN310 and the PRECISE-AD Trial for Alzheimer’s Disease (AD)

PMN310, the Company’s lead product candidate for the treatment of AD, is a humanized IgG1 monoclonal antibody designed to selectively target toxic misfolded oligomers while avoiding monomers, fibrils and plaque, potentially reducing or eliminating amyloid-related imaging abnormalities (ARIA) liability associated with plaque binding. Its differentiated target selectivity and IgG1 backbone may offer an optimized benefit-risk profile over other amyloid-directed antibody therapeutics. PMN310 was granted Fast Track designation by the U.S. Food and Drug Administration in July 2025.

PRECISE-AD (NCT06750432) is a randomized, double-blind, placebo-controlled Phase 1b study evaluating the safety, tolerability, and pharmacokinetics of multiple ascending doses (5, 10, 20 mg/kg) of intravenous PMN310 in patients with mild cognitive impairment due to AD or mild AD (Stage 3 and Stage 4 AD). PRECISE-AD is the first study to examine the effects of a monoclonal antibody directed solely against Aβ oligomers on biomarkers associated with AD pathology and clinical outcomes. Safety is a primary outcome with particular emphasis on characterizing the incidence of ARIA in patients receiving a non-plaque-binding antibody. The study is powered to provide 95% confidence for detection of ARIA and is designed to provide meaningful insight into the effects of PMN310 on biomarkers and clinical outcomes.

EpiSelect™ Drug Discovery Engine

Toxic misfolded proteins underlie the pathogenesis of neurodegenerative diseases such as Alzheimer’s disease, Parkinson’s disease (PD), amyotrophic lateral sclerosis (ALS), and frontotemporal dementia (FTD). Generation of therapeutic antibodies selectively targeting only disease-misfolded protein isoforms, while sparing normal or irrelevant isoforms of the same protein, has not yet been successfully achieved by conventional immunization strategies. ProMIS Neurosciences has developed a computational platform (EpiSelect™) to identify conformational epitopes that are uniquely exposed on toxic misfolded proteins, which can then be used to generate misfolding-specific antibodies or vaccine formulations.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain information in this news release constitutes forward-looking statements and forward-looking information (collectively, “forward-looking information”) within the meaning of applicable securities laws. Statements that refer to expectations, projections or other characterizations of future events or circumstances contain forward-looking information. Specifically, this news release contains forward-looking information relating to the Company’s PRECISE-AD Phase 1b clinical trial; the interpretation and clinical significance of the blinded six-month interim safety and biomarker data (including ARIA, pTau217, and MTBR-tau243 findings) described in this release; the expected timing and nature of topline clinical data of PMN310 and the criteria by which the Company will evaluate those results; the anticipated timing and potential outcomes of interactions with the FDA, including a planned meeting in 2027, and the potential benefits of Fast Track Designation; the development of a subcutaneous formulation, its potential benefits, and the Company’s plans to incorporate it into future clinical development; PMN310’s mechanism of action and potential benefits; the potential for PMN310 to offer a differentiated efficacy and safety profile relative to plaque-directed antibodies and other oligomer-directed antibodies; the potential clinical utility and competitive positioning of PMN310, including its potential to achieve a leadership position in the treatment of early AD and its potential use in asymptomatic or preclinical AD, including with respect to comparisons made to existing approved treatments or candidates in development; the Company’s belief that toxic soluble amyloid-beta oligomers are a primary driver of cognitive decline in AD; the advancement, development plans and potential therapeutic benefits of the Company’s preclinical antibody, intrabody and vaccine programs, including PMN267, PMN442, PMN311, PMN440 and PMN260; and the Company’s expectation that existing cash resources will fund planned operations through 2027. Statements containing forward-looking information are not historical facts but instead represent management’s current expectations, estimates, and projections regarding the future of the business, future plans, strategies, projections, anticipated events and trends, the economy and other future conditions. Forward-looking information is necessarily based on a number of opinions, assumptions, and estimates that, while considered reasonable by the Company as of the date of this news release, are subject to known and unknown risks, uncertainties and assumptions, and other factors that may cause actual results, level of activity, performance or achievement to differ materially from those expressed or implied, including, but not limited to, the risk that early or interim results may not be indicative of final or topline results, the Company’s accumulated deficit, and the expectation for continued losses. Important factors that could cause actual results to differ materially are discussed in the “Risk Factors” section of the Company’s most recently filed Annual Report on Form 10-K and in its subsequent filings with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2026. Except as required by applicable securities laws, the Company undertakes no obligation to publicly update any forward-looking information, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Condensed Consolidated Balance Sheets (Unaudited)

	September 30, 2026	December 31, 2025
Assets
Cash	$44,073,222	$6,116,556
Short-term investments	33,753	33,753
Prepaid expenses and other current assets	3,053,943	3,032,112
Total current assets	$47,160,918	$9,182,421
Total assets	$47,160,918	$9,182,421
Liabilities and Shareholders’ Equity
Accounts payable	$485,127	$2,543,415
Accrued liabilities	4,857,759	7,868,416
Total current liabilities	$5,342,886	$10,411,831
Share-based compensation liability	56,368	29,182
Total liabilities	$5,399,254	$10,441,013
Additional paid-in capital	200,674,965	129,518,812
Accumulated other comprehensive loss	(371,184)	(371,184)
Accumulated deficit	(158,542,117)	(130,406,220)
Total shareholders’ equity (deficit)	$41,761,664	$(1,258,592)
Total liabilities and shareholders’ equity (deficit)	$47,160,918	$9,182,421

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30, 2026	Three Months Ended September 30, 2025	Nine Months Ended September 30, 2026	Nine Months Ended September 30, 2025
Research and development	$6,710,035	$9,797,418	$23,202,834	$24,011,452
General and administrative	1,905,389	1,953,014	6,323,886	5,383,737
Total operating expenses	$8,615,424	$11,750,432	$29,526,720	$29,395,189
Loss from operations	(8,615,424)	(11,750,432)	(29,526,720)	(29,395,189)
Other income	453,556	170,306	1,390,823	350,130
Net loss	$(8,161,868)	$(11,580,126)	$(28,135,897)	$(29,045,059)
Net loss per share, basic and diluted	$(0.89)	$(5.93)	$(3.39)	$(19.58)
Weighted-average outstanding Common Shares, basic and diluted	9,143,340	1,953,352	8,303,704	1,483,150

For Investor Relations, please contact:

Carie Pierce

VP, Investor Relations & External Affairs

IR@promisneurosciences.com